Exhibit 10.6

                       AZTAR CORPORATION
              2390 East Camelback Road, Suite 400
                    Phoenix, Arizona 85016





                         July 6, 1995



Mr. Neil A. Ciarfalia
Treasurer
Aztar Corporation
2390 East Camelback Road, Suite 400
Phoenix, Arizona  85016

Dear Mr. Ciarfalia:

            Aztar Corporation (the "Corporation") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In connection with this, the Corporation's Board of Directors (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Corporation may exist and that such possibility, and that such uncertainty and questions that it may raise among management, could result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

            The Board has decided to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including yourself, to their assigned duties without distraction arising from the possibility of a change in control of the Corporation.

            In order to induce you to remain in its employ, the Corporation hereby agrees that after this letter agreement (this "Agreement") has been fully executed, you shall receive the severance benefits set forth in this Agreement in the event your employment with the Corporation is terminated under the circumstances described below subsequent to a "Change in Control" (as defined in Section 2). Upon the full execution of this Agreement, any prior agreements between you and the Corporation that relate to the subject matter of this Agreement, whether written or oral, shall terminate and be of no further effect

            1. Term of Agreement. This Agreement shall commence on July 6, 1995 and shall continue in effect through December
31, 1999; provided, however, that commencing on January 1, 2000, and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Corporation shall have given notice that it does not wish to extend this Agreement; provided, further, that if a Change in - Control occurs during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which such Change in Control occurred. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the term of this Agreement extend beyond the end of the calendar month in which your 65th birthday occurs.

            2. Change in Control No benefits shall be payable under Section 4(iii) unless there has been a Change in Control. For purposes of this Agreement, a Change in Control shall be deemed to occur if:

            (i) any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities. For purposes of this Agreement, (A) the term "Person" is used as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that unless this Agreement provides to the contrary, the term shall not include the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, and (B) the term "Beneficial Owner" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

            (ii)  during any period of two consecutive
years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in Sections 2(i)(iii), or (iv)) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (hereinafter referred to as "Continuing Directors"), cease for any reason to constitute at least a majority thereof;

            (iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66-2/3% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person acquires more than 25% of the combined voting power of the Corporation's then outstanding securities shall not constitute a Change in Control;

            (iv) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets; or

            (v) any Person is or becomes the Beneficial Owner of securities of the Corporation representing ten percent (10%) or more of the combined voting power of the Corporation's then outstanding securities and (A) the identity of the Chief Executive Officer of the Corporation is changed during the period beginning sixty (60) days before the attainment of the ten percent (10%) beneficial ownership and ending two (2) years thereafter, or (B) individuals constituting at least one-third (1/3) of the members of the Board at the beginning of such period shall leave the Board during the period beginning sixty (60) days before the attainment of the ten percent (10%) beneficial ownership and ending two
(2) years thereafter.

            3.    Termination Following Change in Control.

            (i) General. If any of the events described in Section 2 constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 4(iii) upon the subsequent termination of your employment during the term of this Agreement, unless such termination is (a) because of your death, Disability (as defined in Section 3(ii)) or retirement, (b) by the Corporation for Cause, or (c) by you other than for Good Reason. In the event your employment with the Corporation is terminated for any reason and subsequently a Change in Control occurs, you shall not be entitled to any benefits hereunder.

            (ii) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written Notice of Termination (as defined in Section 3(v)) is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability."

            (iii) Cause. Termination by the Corporation of your employment for "Cause" shall mean termination (a) upon your willful and continued failure to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination for Good Reason (as defined in Section 3(iv)), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not sub-stantially performed your duties, (b) upon your willful participation in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise, or (c) upon there being substantial evidence that you are guilty of a crime classified as a felony (or the equivalent thereof) under applicable law, or that you have been convicted of such a crime. For purposes of this Section 3(iii), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith. Notwithstanding the foregoing, you shall not be deemed terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the Board's good faith opinion you were guilty of conduct set forth above in this Section 3(iii) and specifying the particulars thereof in reasonable detail.

            (iv) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a Change in Control of any of the following cir-cumstances unless, in the case of Sections 3(iv)(a), (e), (f), (g), (h) or (i), such circumstances are fully corrected prior to the Date of Termination
(as defined in Section 3(vi)) specified in the Notice of Termination (as defined in Section 3(v)) given in respect thereof:

                  (a)   the assignment to you of any duties
      inconsistent with the position in the Corporation that you held immediately prior to the Change in Control, or a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to such Change in Control;

                  (b) the Corporation's reduction of your annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all management personnel of the Corporation and all management personnel of any Person in control of the Corporation;

                  (c) the relocation of the Corporation's offices at which you are principally employed immediately prior to the date of the Change in Control to a location more than 25 miles from such location or the Corporation's requiring you to be based anywhere other than the Corporation's offices at such location except for required travel on the Corporation's business to an extent substantially consistent with your present business travel obligations;

                  (d) the Corporation's failure to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Corporation within seven (7) days of the date such compensation is due;

                  (e) the Corporation's failure to continue in effect any material compensation or benefit plan in which you participate immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Corporation's failure to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

                  (f)   the Corporation's failure to continue
      to provide you with benefits substantially similar to those enjoyed by you under any of the Corporation's life insurance, medical, health and accident, or disability plans in which you were participating at the time of the Change in Control, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits, or the failure by the Corporation to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Corporation in accordance with the Corporation's normal vacation policy in effect at the time of the Change in Control;

                  (g)   the Corporation's failure to obtain a
      satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5;

                  (h)   any purported termination of your
      employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(v) hereof (and, if applicable, the requirements of Section 3(iii) hereof), which purported termination shall not be effective for purposes of this Agreement; or

                  (i) the continuation or repetition, after written notice of objection from you, of harassing or denigrating treatment of you inconsistent with your position with the Corporation.

Your right to terminate your employment pursuant to this Section 3(iv) shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

            (v) Notice of Termination. Any purported termination of your employment by the Corporation or by you (other than termination due to death which shall terminate your employment automatically) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

            (vi) Date of Termination, Etc. "Date of Termination" shall mean (a) if your employment is terminated due to your death, the date of your death; (b) if your employment is terminated for Disability thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30)-day period), and (c) if your employment is terminated pursuant to Section 3(iii) or Section 3(iv) or for any other reason (other than death or Disability), the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty
(30) days from the date such Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days from the date such Notice of Termination is given). Notwithstanding anything to the contrary contained in this
Section 3(iv), if within fifteen (15) days after any Notice of Termination is given (with respect to a termination for Cause, Disability, or Good Reason), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or as set forth in
Section 10; provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

            4.    Compensation Upon Termination or During
Disability. You shall be entitled to the benefits described below during a period of disability, or upon termination of your employment, as the case may be, provided that such period or termination occurs during the term of this Agreement. The benefits to which you are entitled, subject to the terms and conditions of this Agreement, are:

               (i) During any period during which you fail to perform your full-time duties with the Corporation as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Corpora-tion's disability plan or program or other similar plan during such period, until this Agreement is terminated pursuant to Section 3(ii) hereof. Thereafter, or in the event your employment is terminated by reason of your death, your benefits shall be determined under the Corporation's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

              (ii) If your employment shall be terminated by the Corporation for Cause or by you other than for Good Reason, the Corporation shall pay you your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

             (iii)      If, following a Change in Control, your
employment by the Corporation shall be terminated by you for Good
Reason or by the Corporation other than for Cause or Disability, then you shall be entitled to the benefits provided below:

                  (a) the Corporation shall pay to you your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, at the time specified in Section 4(v), plus all other amounts to which you are entitled under any compensation plan of the Corporation at the time such payments are due;

                  (b) in lieu of any further salary or other pay-ments to you under any agreement for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to you, at the time specified in Section 4(v), a lump sum severance payment (together with the payments provided in Sections 4(iii)(c) and (d) below, the "Severance Payments") equal to 100% of your annual salary as in effect as of the Date of Termination or immediately prior to the Change in Control, whichever is greater, and 100% of the average of the annual bonuses awarded to you pursuant to the Corporation's bonus plan for executive officers, or any successor bonus plan thereto, with respect to the three (3) fiscal years (or your total years of employment with the Corporation, if less than three (3)) preceding the Date of Termination;

                  (c)   notwithstanding any provisions of the
      Corporation's stock option and incentive plans, or other similar plans, the restricted period with respect to any restricted stock granted to you thereunder shall lapse and such shares shall be distributed to you at the time specified in Section 4(v);

                  (d) in lieu of shares of common stock of the Corporation ("Common Shares") issuable upon exercise of outstanding options ("Options"), if any, granted to you under any of the Corporation's stock option plans, incentive plans or other similar plans, (which Options shall be cancelled upon the making of the payment referred to below), the Corporation shall pay to you, at the time specified in Section 4(v), an amount in cash equal to the product of (A) the excess of, in the case of an "incentive stock option" (as defined in section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) granted after the date hereof, the closing price of Common Shares as reported on the New York Stock Exchange on or nearest the Date of Termination (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the Common
      Shares is highest) and, in the case of all other Options, the higher of such closing price or the highest per share price for Common Shares actually paid in connection with any Change in Control, over the per share option price of each Option held by you
      (whether or not then fully exercisable), and (B) the number of Common Shares covered by each such Option;

                  (e) the Corporation shall pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement (as set forth in Section 10 of this Agreement) or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code, to any payment or benefit provided hereunder); and

                  (f) for a twenty-four (24) month period after such termination, the Corporation shall arrange to provide you with life, disability, accident and group health insurance benefits substantially similar to those that you were receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by you pursuant to this Section 4(iii)(f) shall be reduced to the extent comparable benefits are actually received by you during the twenty-four (24) month period following your termination, and any such benefits actually received by you shall be reported to the Corporation.

              (iv) If by reason of section 280G of the Code any payment or benefit received or to be received by you in connection with a Change in Control or the termination of your employment (whether payable pursuant to the terms of this Agreement ("Contract Payments") or any other plan, arrangements or agreement with the Corporation or an Affiliate (as defined below) (collectively with the Contract Payments,
"Total Payments") would not be deductible (in whole or part) by the Corporation, an Affiliate or other person making such payment or providing such benefit, then the Severance Payments shall be reduced (to zero if necessary) and, if Severance Payments are reduced to zero, other Contract Payments shall be reduced (to zero if necessary) and, if Contract Payments are reduced to zero, other Total Payments shall be reduced (to zero if necessary) until no portion of the Total Payments is not deductible by reason of section 280G of the Code. For purposes of this limitation, (a) no portion of the Total Payments the receipt or enjoyment of which you shall have effectively waived in writing prior to the date of payment of the Severance Payments shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Corporation's independent auditors and acceptable to you does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code (without regard to subsection (A)(ii) thereof); (c) the Severance Payments (and, thereafter, other Contract Payments and other Total Payments) shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (a) and (b) of Section 4(ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code, in the opinion of the tax counsel referred to in clause (b), and (d) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Corporation's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of this Section 4(iv), the term "Affiliate" means the Corporation's successors, any Person whose actions result in a Change in Control or any corporation affiliated
(or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with the Corporation within the meaning of section 1504 of the Code.

               (v) The payments provided for in Section 4(iii)(a) shall be made not later than the fifth day following the Date of Termination. The payments provided for in Sections 4(iii)(b), (c) and (d) shall be made not later than the thirtieth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments ex-ceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you, payable on the fifth day after demand by the Corporation (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

              (vi) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise nor, except as provided in Section 4(iii)(f), shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise.

            5. Successors; Binding Agreement. (i) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to terminate your employment receive compensation from the Corporation in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. Where the context requires,"Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

              (ii) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

            6. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

            7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Arizona without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Corporation under Section 4 shall survive the expiration of the term of this Agreement. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement. All payments made to you under this Agreement shall be subject to any applicable withholding of federal, state and local income and employment taxes.

            8. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

            10.   Arbitration; Dispute Resolution.

               (i) Arbitration Procedure. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by arbitration in accordance with the Commercial Arbitration Rules (the "Arbitration
Rules") of the American Arbitration Association (the "AAA") (except as otherwise provided in this Agreement) in Phoenix, Arizona. The arbitral tribunal shall consist of one arbitrator. In making any decision, the arbitrator shall apply and follow the substantive law of Arizona without reference to the conflicts of law provisions thereof. The parties to the arbitration jointly shall directly appoint such arbitrator within thirty (30) days of initiation of arbitration. If the parties fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules. You and the Corporation each agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof. The Corporation shall pay all fees and expenses of the Arbitrator regardless of the result and shall provide all witnesses and evidence you reasonably require to present your case. The Corporation shall pay to you all reasonable arbitration expenses and legal fees incurred by you in seeking to obtain or enforce any right or benefit provided by this Agreement (whether or not you are successful in obtaining or enforcing such right or benefit). Such payments shall be made within five (5) days after the your request for payment accompanied with such evidence of fees and expenses incurred as the Corporation reasonably may require.

              (ii)      Compensation During Dispute.  Your
compensation during any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement shall be as follows:

                  (a)   If a purported termination by you for Good
      Reason occurs or is deemed to occur following a Change in Control and during the term of this Agreement, and such termination is disputed in accordance with Sections 3(vi) and 10(i) of this Agreement, the Corporation shall continue to pay you the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with Section 10(i). Amounts paid under this Section 10(ii)(a) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. You agree to remain in the employ of the Corporation during the resolution of the dispute and to continue to provide services unless your employment is terminated earlier by death, Disability or retirement, or by action of the Corporation. If the dispute is resolved by a determination that you did not have Good Reason, this Agreement, in accordance with its terms, shall continue to apply to the circumstances of the your employment by the Corporation and any termination thereof.

                  (b) If there is a termination by the Corporation followed by a dispute as to whether you are entitled to the payments and other benefits provided under this Agreement, then, during the period of that dispute the Corporation shall pay you fifty percent (50%) of the amount specified in Sections 4(iii)(a) and 4(iii)(b) hereof, and the Corporation shall provide you with the other benefits provided in Section 4(iii) of this Agreement, if, but only if, you agree in writing that if the dispute is resolved against you, you shall promptly refund to the Corporation all payments you receive under Sections 4(iii)(a) and 4(iii)(b) of this Agreement plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly. If the dispute is resolved in your favor, promptly after resolution of the dispute the Corporation shall pay you the sum that was withheld during the period of the dispute plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly.

            11. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

            If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter, which shall then constitute our agreement on this subject.

                                    Sincerely,

                                    AZTAR CORPORATION



                                    By PAUL E. RUBELI
                                    Paul E. Rubeli
                                    Chairman of the Board,
                                          President and
                                          Chief Executive Officer


Agreed to this 17th day
of July 1995.

NEIL CIARFALIA
Neil A. Ciarfalia

Address:    Treasurer
            Aztar Corporation
            2390 East Camelback Road, Suite 400
            Phoenix, Arizona  85016